EXHIBIT  99.1


NEWS RELEASE


APA OPTICS, INC. REPORTS LOSS FOR THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL
                                      2003

             Cash Position Remains Strong with $27.7 million On Hand


Minneapolis, MN, February 14, 2003 -- APA Optics, Inc. (NASDAQ: APAT), today reported a net loss of $1,151,494, or 10 cents a share, for the third quarter of fiscal 2003, ended December 31, 2002, as compared to the loss of $1,422,002, or 12 cents a share, posted for the third quarter of its 2002 fiscal year. The decreased loss was attributable to reduced operating expenses.

"Our financial results reflect the persistent sluggishness in the economy and in the fiber optics communications sector in particular", commented Anil Jain, the president and chief executive officer of APA. "We continue to monitor the fiber optic component marketplace but do not see a rebound in the near future, particularly for long haul applications. We also believe that the market for optical components will be highly competitive and will result in significantly lower prices, due to the entry of a large number of Asian manufacturers. We recently took steps to reduce costs, mainly in fiber optic component manufacturing, and lower operating expenses in an ongoing effort to limit cash burn rate," said Jain. The Company expects to see results continue to improve as a result of the latest cost cutting measures in the fiscal fourth quarter ending March 31, 2003. "We are modifying our business plans to focus on developing and delivering packaged solutions for fiber optic communication applications. Most of the components in these solutions will be supplied by Asian manufacturers," added Jain.

APA continues to pursue opportunities in Gallium Nitride (GaN) based UV detection products and its R&D activities in the area of GaN based Hetero-junction Field Effect Transistors (HFETs) for high-speed communication, a technology with substantial market potential. "We believe our GaN based technology and our patents will be an instrumental part of APA Optics, Inc.'s future success," said Jain.

For the first nine months of fiscal year 2003, the Company experienced a net loss of $3,723,224, or 31 cents a share, as compared to a loss of $3,341,564, or 29 cents a share, reported for the first nine months of fiscal 2002. Revenues decreased for the first nine months, with $152,025 reported for fiscal 2003, as compared to $570,997 for the first nine months of fiscal 2002.

The weighted average shares outstanding for the third quarter of the 2003 fiscal year totaled, 11,872,331 as compared to the 11,875,881 weighted average shares outstanding during the three months ended December 31, 2001. For the nine months ended December 31, 2002 the weighted average shares outstanding were 11,874,371 compared to 11,903,496 for the nine months ended December 31, 2001.

On October 1, 2002, the Company extended its stock repurchase plan. "We continue to believe our stock is undervalued and plan to repurchase shares to cover current and future option and warrant commitments," said Jain. Under the extension, the Company may purchase up to the greater of 500,000 shares or $2 million dollars of its common stock. As of September 30, 2002, the Company had repurchased 46,750 shares for a total of approximately $99,000.

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current

APA Optics/page 2


expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.


FINANCIAL  RESULTS


                                   Three Months Ended          Nine Months Ended
                                      December 31,                December 31,
                               --------------------------  --------------------------
                                   2002          2001          2002          2001
                               ------------  ------------  ------------  ------------
Revenues                       $    40,674   $    49,089   $   152,025   $   570,997

Costs and expenses:
     Cost of sales                 554,053     1,026,341     2,030,730     2,926,509
     Research and development      360,178       342,224     1,050,025       761,116
     Selling, general and
        administrative             296,638       315,842     1,014,573     1,262,674
                               ------------  ------------  ------------  ------------
                                 1,210,869     1,684,407     4,095,328     4,950,299

Loss from operations            (1,170,195)   (1,635,318)   (3,943,303)   (4,379,302)

Interest income                     44,906       244,499       300,795     1,046,760
Interest expense                   (25,705)      (30,933)      (79,716)      (97,385)
                               ------------  ------------  ------------  ------------
                                    19,201       213,566       221,079       949,375

Loss before income taxes        (1,150,994)   (1,421,752)   (3,722,224)   (3,429,927)

Income taxes                           500           250         1,000         1,637
                               ------------  ------------  ------------  ------------

Net loss                        (1,151,494)   (1,422,002)   (3,723,224)   (3,431,564)
                               ------------  ------------  ------------  ------------

Net loss applicable to common
      shareholders             $(1,151,494)  $(1,422,002)  $(3,723,224)  $(3,431,564)
                               ============  ============  ============  ============
Net loss per share:
     Basic and diluted              ($0.10)       ($0.12)       ($0.31)       ($0.29)
                               ============  ============  ============  ============
Weighted average shares
outstanding:
     Basic and diluted          11,872,331    11,875,881    11,874,371    11,903,496
                               ============  ============  ============  ============

APA Optics/page 3


FINANCIAL RESULTS (Continued)


                                             December 31,     March 31,
                                                 2002           2002
                                            --------------  -------------
Assets:
Cash and equivalents                        $  27,721,495   $ 31,606,403
Other current assets                              309,862        234,276
Property, plant and equipment, net              3,565,919      3,748,004
Other assets                                      619,336        807,727
                                            --------------  -------------

Total assets                                $  32,216,612   $ 36,396,410
                                            ==============  =============
Liabilities:
Current liabilities                             2,188,575      2,426,475
Long-term liabilities                             229,305        465,018

Shareholders' equity:
Common stock                                      118,723        118,759
Additional-paid-in-capital                     51,595,262     51,578,185
Accumulated deficit                           (21,915,253)   (18,192,027)
                                            --------------  -------------
Total shareholders' equity                     29,798,732     33,504,917
                                            --------------  -------------

Total liabilities and shareholders' equity  $  32,216,612   $ 36,396,410
                                            ==============  =============


APA Optics, Inc. develops manufactures and markets advanced products for the fiber optic network communications, optoelectronics and laser industries, including dense wavelength division multiplexing (DWDM) components, ultraviolet
(UV) detectors and devices for consumer UV monitoring based on compound semiconductor technology, nitride epitaxial layers and custom optics.

APA Optics, Inc. develops, manufactures and markets advanced products for the fiber optic network communications, optoelectronics and laser industries, including dense wavelength division multiplexing (DWDM) components, ultraviolet
(UV) detectors and devices for consumer UV monitoring based on compound semiconductor technology, nitride epitaxial layers and custom optics. APA's Internet address is http://www.apaoptics.com.
                       ------------------------

APA Optics, Inc. Contact Information:
-------------------------------------

David R. Peters
Chief Financial Officer
dpeters@apaoptics.com
---------------------
763-784-4995

Anil K. Jain
Chief Executive Officer
infor@apaoptics.com
-------------------
763-784-4995